Shiloh Industries Reports Fourth Quarter and Fiscal 2009 Results

VALLEY CITY, OH -- (Marketwire - December 17, 2009) - Shiloh Industries, Inc. (NASDAQ: SHLO) today reported financial results for the fourth quarter and fiscal year ended October 31, 2009.

Fourth Quarter 2009 Results

--  Sales increased to $101 million from the third quarter low point
--  Achieved break-even performance at the operating income level
--  Narrowed net loss to $.4 million or $.02 per share
--  Reduced debt by $18.5 million during fiscal 2009
--  Completed the Fourth Amendment of Bank Credit Agreement

Sales for the fourth quarter of fiscal 2009 of $101 million were 14.5%, or $17.2 million below fourth quarter sales of fiscal 2008 of $118.2 million. North American original equipment industry production decreased by 14.9% from the fourth quarter period of the prior year while production of the traditional domestic manufacturers declined by 18.5%. Production in North America in the fourth quarter increased over the shutdown-impacted third quarter and the Company's sales increased by $57.9 million over the third quarter fiscal 2009 sales level.

For the fourth quarter of fiscal 2009, the Company reported operating income of $.1 million compared to $2.4 million in the fourth quarter of fiscal 2008. During the fourth quarter, the Company's plant capacity utilization improved on the increased customer demand and manufacturing expenses were reduced $5.7 million, or 18%, from expenses incurred in the prior year as the Company aggressively continued its cost containment efforts.

Selling, general and administrative expenses were $5.0 million, or 5% of sales, in the fourth quarter of fiscal 2009 compared to $6.5 million, or 5.5% of sales, of the prior year. The Company's initiatives to control costs resulted in reductions of $1.5 million between the fourth quarter periods of fiscal 2009 and 2008.

Interest expense was $1.2 million in the fourth quarter of fiscal 2009 compared to $1.3 million in the prior year fourth quarter period. Average borrowing rates have increased as a result of recent amendments to the Company's Credit Agreement. Average borrowed funds have declined as the Company has continued to reduce borrowings during fiscal 2009. During the year, the Company reduced borrowings by $18.5 million to $52.5 million at year end.

Fiscal Year 2009 Results

For fiscal year 2009, the Company reported a net loss of $17.8 million, or $1.09 per share diluted, compared to net income of $6.8 million, or $.41 per share diluted in fiscal 2008. Sales for fiscal 2009 of $269.4 million were $238.5 million, or 47%, below fiscal 2008 sales of $507.9 million. The sales decline reflects the overall decline in car and light truck production and the effect of the significant plant closure periods during the third quarter of fiscal 2009 related to the bankruptcies of the Company's two major customers -- General Motors and Chrysler -- as well as sales declines of heavy truck and lawn and garden industries due to the economic downturn.

The Company's operating loss for fiscal 2009 was $23.2 million compared to operating income of $16.9 million in fiscal 2008. The Company partially offset the effects of the downturn with cost control efforts that resulted in cost savings of 32% in fixed and variable manufacturing expenses (13% fixed, 42% variable), and 39% in selling, general and administrative expenses compared to those incurred in fiscal 2008.

Interest expense for fiscal 2009 of $3.3 million was $1.2 million less than interest expense in fiscal 2008. For the year, average interest rates and average borrowing levels were less than the prior year.

In commenting on the results of fiscal 2009, Theodore K. Zampetis, President and CEO, said, "While the results for fiscal year 2009 reflect the severity of the economic downturn and its effect on the automotive and non-automotive industries in North America, it is important to focus on the accomplishments of the Company. In spite of the downturn in business activity, the Company responded proactively and aggressively by aligning costs as required. We adjusted our cost structure to match customer demand and continued to reduce our break-even point and capacity through our capacity rationalization program. In addition, the Company generated positive cash flow that enabled an $18.5 million reduction in borrowed funds since last fiscal year end. The Company finished the year with a capitalization ratio of 35% debt, 65% equity. All of these accomplishments reflect the strength of the Company and the ability of its personnel to focus on the measures necessary to respond to the conditions of fiscal 2009. We entered fiscal 2010 cautiously optimistic, positioned to pursue new business development opportunities that are before us. The Company begins fiscal 2010 with a reduced cost structure and a lower break-even point that will enable us to maintain our flexibility and respond successfully to those opportunities. Lastly in November, the Company completed a Fourth Amendment of its Credit Agreement. This amendment provides the Company with sufficient liquidity through the term of the agreement in July 2012, with financial covenants that the Company can achieve."

Headquartered in Valley City, Ohio, Shiloh Industries is a leading manufacturer of first operation blanks, engineered welded blanks, complex stampings and modular assemblies for the automotive and heavy truck industries. The Company has 15 wholly owned subsidiaries at locations in Ohio, Georgia, Michigan, Tennessee and Mexico, and employs approximately 1,100.

A conference call to discuss fourth quarter and year-end 2009 results will be held on December 17, 2009, at 11:00 a.m. (ET). To listen to the conference call, dial (888) 599-4880 approximately five minutes prior to the start time and request the Shiloh Industries year-end conference call.

Certain statements made by Shiloh Industries, Inc. in this release and other periodic oral and written statements, including filings with the Securities and Exchange Commission, regarding the Company's operating performance, events or developments that the Company believes or expects to occur in the future, including those that discuss strategies, goals, outlook or other non-historical matters, or which relate to future sales, earnings expectations, cost savings, awarded sales, volume growth, earnings or general belief in the Company's expectations of future operating results are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are made on the basis of management's assumptions and expectations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements. Some, but not all of the risks, include the ability of the Company to accomplish its strategic objectives with respect to implementing its sustainable business model; the ability to obtain future sales; changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities; costs related to legal and administrative matters; the Company's ability to realize cost savings expected to offset price concessions; inefficiencies related to production and product launches that are greater than anticipated; changes in technology and technological risks; increased fuel and utility costs; work stoppages and strikes at the Company's facilities and that of the Company's customers; the Company's dependence on the automotive and heavy truck industries, which are highly cyclical; the dependence of the automotive industry on consumer spending, which is subject to the impact of domestic and international economic conditions, including increased energy costs affecting car and light truck production, and regulations and policies regarding international trade; financial and business downturns of the Company's customers or vendors, including any production cutbacks or bankruptcies; increases in the price of, or limitations on the availability of, steel, the Company's primary raw material, or decreases in the price of scrap steel; the successful launch and consumer acceptance of new vehicles for which the Company supplies parts; the occurrence of any event or condition that may be deemed a material adverse effect under the Credit Agreement; pension plan funding requirements; and other factors, uncertainties, challenges and risks detailed in the Company's other public filings with the Securities and Exchange Commission. Any or all of these risks and uncertainties could cause actual results to differ materially from those reflected in the forward-looking statements. These forward-looking statements reflect management's analysis only as of the date of this release.

The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. In addition to the disclosures contained herein, readers should carefully review risks and uncertainties contained in other documents the Company files from time to time with the Securities and Exchange Commission.

                          SHILOH INDUSTRIES, INC.
              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                (Unaudited)
                 (Amounts in thousands, except per share)

                                 Three months ended        Year ended
                                    October 31,           October 31,
                                  2009       2008       2009       2008
                                ---------  ---------  ---------  ---------
Revenues                        $ 100,988  $ 118,169  $ 269,381  $ 507,940
Cost of sales                      95,856    109,662    274,514    463,650
                                ---------  ---------  ---------  ---------
  Gross profit (loss)               5,132      8,507     (5,133)    44,290
Selling, general and
 administrative expenses            5,034      6,498     16,429     26,924
Asset impairment charges, net           -       (382)       714        496
Restructuring charges                   -          -        906          -
                                ---------  ---------  ---------  ---------
  Operating income (loss)              98      2,391    (23,182)    16,870
Interest expense                    1,192      1,325      3,320      4,542
Interest income                         -         33         29         52
Other income (expense), net          (128)      (116)        (5)      (127)
                                ---------  ---------  ---------  ---------

  Income (loss) before income
   taxes                           (1,222)       983    (26,478)    12,253
Provision (benefit) for income
 taxes                               (859)       695     (8,694)     5,436
                                ---------  ---------  ---------  ---------
  Net income (loss)             $    (363) $     288  $ (17,784) $   6,817
                                =========  =========  =========  =========

Earnings per share:

  Basic earnings per share
   available to common
   stockholders                 $   (0.02) $    0.02  $   (1.09) $    0.42
  Basic weighted average number
   of common shares                16,431     16,356     16,375     16,356
                                =========  =========  =========  =========

  Diluted earnings per share
   available to common
   stockholders                 $   (0.02) $    0.01  $   (1.09) $    0.41
  Diluted weighted average
   number of common shares         16,431     16,470     16,375     16,477
                                =========  =========  =========  =========

CONTACT:
Kevin Bagby
Vice President Finance and
Chief Financial Officer
Shiloh Industries, Inc.
(330) 558-2600